Filed Pursuant to Rule 424(b)(3)
Registration No. 333-196024

PROSPECTUS

REPUBLIC FIRST BANCORP, INC.

11,842,106 SHARES OF COMMON STOCK

This prospectus relates to the potential resale from time to time by selling shareholders identified in this prospectus of 11,842,106 shares of our common stock.  We are not selling any shares of our common stock pursuant to this prospectus, and we will not receive any proceeds from the sale of shares of our common stock offered by this prospectus.  We have agreed to pay certain expenses in connection with the registration of the shares.

The selling shareholders and their successors, including any transferees, which we collectively refer to as the selling shareholders, may offer the shares of common stock offered by this prospectus from time to time directly or through underwriters, broker-dealers or agents and in one or more public or private transactions and at fixed prices, prevailing market prices, at prices related to prevailing market prices or at negotiated prices.  If these securities are sold through underwriters, broker-dealers or agents, the selling shareholders will be responsible for underwriting discounts or commissions or agents’ commissions.

Our common stock is traded on the Nasdaq Global Market under the symbol “FRBK.”  On May 21, 2014, the closing price of our common stock on the Nasdaq Global Market was $5.15 per share.  You are urged to obtain current market prices of our common stock.

Investing in our securities involves risk.  You should carefully review the risks and uncertainties described under the heading “Risk Factors” beginning on page 4 of this prospectus and in our periodic reports and other information we file with the Securities and Exchange Commission.

Our principal executive offices are located at 50 South 16th Street, Suite 2400, Philadelphia, Pennsylvania 19102.  Our Internet address is http://www.myrepublicbank.com.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined that this prospectus is truthful or complete.  Any representation to the contrary is a criminal offense.

These securities are not savings accounts, deposits or other obligations of any bank and are not insured or guaranteed by the Federal Deposit Insurance Corporation or any other governmental agency.

The date of this prospectus is May 22, 2014

i

ABOUT THIS PROSPECTUS

This prospectus is part of a registration statement that we filed with the U.S. Securities and Exchange Commission, or the Commission, utilizing the “shelf” registration process.  Under this process, the selling shareholders may, from time to time, offer and sell, in one or more offerings, the securities described in this prospectus.

The registration statement that contains this prospectus, including the exhibits and the documents incorporated herein by reference, contains additional information about us and the securities offered under this prospectus.  That registration statement can be read at the Commission’s website, our website, or at the Commission’s offices, which are mentioned in this prospectus under the heading “Where You Can Find More Information.”

We may provide a prospectus supplement containing specific information about the terms of a particular offering by the selling shareholders.  The prospectus supplement may add, update or change information in this prospectus.  If the information in this prospectus is inconsistent with a prospectus supplement, you should rely on the information in that prospectus supplement.  You should read both this prospectus and, if applicable, any prospectus supplement.  See “Where You Can Find More Information” for more information.

In this prospectus, the “Company,” “we,” “our,” “ours,” and “us” refer to Republic First Bancorp, Inc., which is a bank holding company headquartered in Philadelphia, Pennsylvania, and its subsidiaries on a consolidated basis, unless the context otherwise requires.  References to “Republic Bank” mean Republic First Bank (dba Republic Bank), which is a Pennsylvania state-chartered commercial bank and our wholly owned banking subsidiary.

WHERE YOU CAN FIND MORE INFORMATION

This prospectus is a part of a registration statement on Form S-3 filed by us with the Commission under the Securities Act of 1933, as amended, or the Securities Act.

This prospectus does not contain all the information set forth in the registration statement, certain parts of which are omitted in accordance with the rules and regulations of the Commission.  For further information with respect to us and the securities offered by this prospectus, reference is made to the registration statement.  Statements contained in this prospectus concerning the provisions of such documents are necessarily summaries of such documents and each such statement is qualified in its entirety by reference to the copy of the applicable document filed with the Commission.

We file periodic reports, proxy statements and other information with the Commission.  Our filings with the Commission are available to the public over the Internet at the Commission’s website at http://www.sec.gov.  Our filings with the Commission are also available to the public on our website at www.myrepublicbank.com, as well as through document retrieval services.  You may read and copy any periodic reports, proxy statements or other information we file at the Commission’s public reference room in Washington, D.C., located at:   Public Reference Room, 100 F Street, N.E., Washington, D.C. 20549.  You can request copies of these documents, upon payment of a duplicating fee, by writing to the Commission.  Please call the Commission at 1-800-SEC-0330 for further information on the operation of the Commission’s public reference rooms.

The Commission allows us to “incorporate by reference” information into this prospectus.  This means that we can disclose important information to you by referring you to those documents.  The information incorporated by reference is an important part of this prospectus and information that we file subsequently with the Commission will automatically update and supersede the information in this prospectus.  In all cases, you should rely on the later information to the extent the information on any given topic included in this prospectus is different.

We incorporate by reference the documents listed below and any filings we make with the Commission under Sections 13(a), 13(c), 14, or 15(d) of the Securities Exchange Act of 1934, as amended, or the Exchange Act, after the initial filing of the registration statement that contains this prospectus and prior to the time that all the securities offered by this prospectus are sold by the selling shareholders; provided, however, that we are not incorporating any information that is deemed “furnished” in accordance with the Commission’s rules, including, but not limited to, information under Items 2.02 or Item 7.01 of any Current Report on Form 8-K including related exhibits:

•	our Annual Report on Form 10-K for the year ended December 31, 2013, filed on March 24, 2014;

•	our Quarterly Report on Form 10-Q for the quarter ended March 31, 2014, filed on May 9, 2014;

•	our Current Reports on Form 8-K filed on April 22, 2014 and April 30, 2014; and

•	the description of our common stock contained in our registration statement on Form S-1 as initially filed with the Commission pursuant to the Securities Act on April 23, 2010.

We will provide to each person, including any beneficial owner, to whom a prospectus is delivered, a copy of any or all of the documents or information that have been incorporated by reference in this prospectus but not delivered with this prospectus.  You may request a copy of these filings (other than an exhibit to a filing unless that exhibit is specifically incorporated by reference into that filing) at no cost, by writing to or telephoning us at the following address and telephone number:

Republic First Bancorp, Inc., 50 South 16th Street, Suite 2400 Philadelphia, Pennsylvania 19102 Attention: Kemma Brown Telephone: (215) 735-4422

You should rely only on the information contained or incorporated by reference in this prospectus and in any applicable prospectus supplement.  We have not authorized anyone else to provide you with additional or different information.  You should not assume that the information in this prospectus is accurate as of any date other than the dates on the front of those documents.

SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS

This prospectus and the documents incorporated by reference contain or incorporate by reference forward-looking statements within the meaning of Section 27A of the Securities Act and Section 21E of the Exchange Act.  These forward-looking statements represent plans, estimates, objectives, goals, guidelines, expectations, intentions, projections and statements of our beliefs concerning future events, business plans, objectives, expected operating results and the assumptions upon which those statements are based.  Forward-looking statements include without limitation, any statement that may predict, forecast, indicate or imply future results, performance or achievements, and are typically identified with words such as  “may,” “could,” “should,” “will,” “would,” “believe,” “anticipate,” “estimate,” “expect,” “intend,” “plan,” or words or phases of similar meaning.  We caution that the forward-looking statements are based largely on our expectations and are subject to a number of known and unknown risks and uncertainties that are subject to change based on factors which are, in many instances, beyond our control.  Actual results, performance or achievements could differ materially from those contemplated, expressed, or implied by the forward-looking statements.

The following factors, among others, could cause our financial performance to differ materially from that expressed in such forward-looking statements:

•	general economic conditions, including turmoil in the financial markets and related efforts of government agencies to stabilize the financial system;

•	the adequacy of our allowance for loan losses and our methodology for determining such allowance;

•	adverse changes in our loan portfolio and credit risk-related losses and expenses;

•	concentrations within our loan portfolio, including our exposure to commercial real estate loans, and to our primary service area;

•	changes in interest rates;

•
business conditions in the financial services industry, including competitive pressure among financial services companies, new service and product offerings by competitors, price pressures and similar items;

•	deposit flows;

•	loan demand;

•	the regulatory environment, including evolving banking industry standards, changes in legislation or regulation;

•	the impact of the Dodd-Frank Wall Street Reform and Consumer Protection Act;

•	our securities portfolio and the valuation of our securities;

•	accounting principles, policies and guidelines as well as estimates and assumptions used in the preparation of our financial statements;

•	rapidly changing technology;

•	litigation liabilities, including costs, expenses, settlements and judgments; and

•	other economic, competitive, governmental, regulatory and technological factors affecting our operations, pricing, products and services.

If one or more of the factors affecting our forward-looking information and statements proves incorrect, then our actual results, performance or achievements could differ materially from those expressed in, or implied by, forward-looking information and statements contained in this prospectus and in the information incorporated by reference herein.  Therefore, we caution you not to place undue reliance on our forward-looking information and statements.  We will not update the forward-looking statements to reflect actual results or changes in the factors affecting the forwarding-looking statements.

Forward-looking statements should not be viewed as predictions, and should not be the primary basis upon which investors evaluate us.  Any investor in our common stock should consider all risks and uncertainties disclosed in our filings with the Commission described above under the heading “Where You Can Find More Information,” all of which are accessible on the SEC’s website at http://www.sec.gov.

ABOUT REPUBLIC FIRST BANCORP, INC.

Republic First Bancorp, Inc. is a one-bank holding company organized and incorporated under the laws of the Commonwealth of Pennsylvania.  It is comprised of one wholly-owned subsidiary, Republic First Bank, which does business under the name of Republic Bank.  Republic Bank is a Pennsylvania state-chartered bank that offers a variety of banking services to individuals and businesses throughout the Greater Philadelphia and South Jersey area through its offices and store locations in Philadelphia, Montgomery, and Delaware counties in Pennsylvania and Camden county, New Jersey.  The Company also has three unconsolidated subsidiaries, which are statutory trusts established by the Company in connection with its sponsorship of three separate issuances of trust preferred securities.  We provide banking services through Republic Bank and do not presently engage in any activities other than banking activities.

The Company and Republic Bank encounter vigorous competition for market share in the geographic areas they serve from bank holding companies, national, regional and other community banks, thrift institutions, credit unions and other non-bank financial organizations, such as mutual fund companies, insurance companies and brokerage companies.  Additionally, the Company and Republic Bank are subject to federal and state regulations governing virtually all aspects of their activities, including but not limited to, lines of business, liquidity, investments, the payment of dividends and others.  Such regulations and the cost of adherence to such regulations can have a significant impact on earnings and financial condition.

As of March 31, 2014, we had total assets of approximately $973.9 million, total shareholders’ equity of approximately $65.1 million, total deposits of approximately $879.9 million, net loans receivable of approximately $684.9 million, and net income of $755,000 for the three months ended March 31, 2014.  The Company has one reportable segment: community banking.  The community banking segment primarily encompasses the commercial loan and deposit activities of Republic Bank, as well as consumer loan products in the areas surrounding our stores.

RISK FACTORS

An investment in our securities involves a high degree of risk.  Prior to making a decision about investing in our securities, you should carefully read and consider the risks, uncertainties and assumptions discussed under Item 1A, “Risk Factors,” in our Annual Report on Form 10-K for the fiscal year ended December 31, 2013 and any updates described in our subsequent Annual Reports on Form 10-K, Quarterly Reports on Form 10-Q and Current Reports on Form 8-K, all of which are incorporated herein by reference and may be amended, supplemented or superseded from time to time by other reports we file with the Commission in the future, together with information in this prospectus and any other information incorporated by reference into this prospectus.  See the section of this prospectus entitled “Where You Can Find More Information.”  The risks and uncertainties we have described are not the only ones we face.  Additional risks and uncertainties not presently known to us or that we currently deem immaterial may also affect our business and operations.  The occurrence of any of these known or unknown risks might cause you to lose all or part of your investment in the offered securities.

USE OF PROCEEDS

We will not receive any proceeds from any sale of the shares of our common stock by the selling shareholders.

DESCRIPTION OF COMMON STOCK

The following description of our common stock is a summary, which includes only those terms of our common stock that we believe will be most important to your decision to invest in our common stock.  However, it is our articles of incorporation and bylaws as well as the Pennsylvania Business Corporation Law of 1988, as amended, referred to as the PBCL, and not this summary, which define your rights as a holder of our common stock.  This summary is qualified in its entirety by reference to the complete text of these documents and the PBCL, which you should read for a full description of the terms of our common stock.  Our articles of incorporation and bylaws are incorporated by reference in this prospectus as exhibits to the registration statement of which this prospectus is a part.

General

Our authorized capital stock consists of 50,000,000 shares of common stock, par value $0.01 per share, and 10,000,000 shares of preferred stock, par value $0.01 per share.

Holders of our common stock are entitled to one vote for every share having voting power on all matters submitted for action by the shareholders. The holders of our common stock do not have cumulative voting rights in the election of directors.  Our articles of incorporation provide that certain “business combinations” with “related persons” (each as defined below) may only be authorized if at least 75% of the outstanding shares of “voting stock” (as defined below) held by shareholders other than the “related person” are voted in favor of any such “business combination.”  In addition, certain amendments to our articles of incorporation, including amendments relating to our authorized capital stock, “business combinations,” our board of directors, certain duties of our directors, and the indemnification of our directors and officers, may only be authorized if at least 60% of the votes entitled to be cast are voted in favor of such amendments.

Holders of common stock are entitled to receive ratably dividends if, as and when dividends are declared from time to time by our board of directors out of funds legally available for that purpose, after payment of dividends required to be paid on outstanding preferred stock, if any.  While we are not subject to certain restrictions on dividends applicable to a bank, our ability to pay dividends to the holders of our common stock will depend to a large extent upon the amount of dividends paid by Republic Bank to us.  Regulatory authorities restrict the amount of cash dividends Republic Bank can declare without prior regulatory approval. Presently, Republic Bank cannot declare dividends in any one year in excess of retained earnings, subject to risk-based capital requirements.

Upon our liquidation, dissolution or winding up, the holders of common stock are entitled to receive ratably the assets available for distribution to the shareholders after payment of liabilities and accumulated and unpaid dividends and liquidation preferences on outstanding preferred stock, if any.

Holders of common stock have no preemptive or conversion rights and are not subject to further calls or assessment by us.  There are no redemption or sinking fund provisions applicable to our common stock.  The rights, preferences and privileges of holders of common stock will be subject to, and may be adversely affected by, the rights of the holders of shares of any series of preferred stock, which our board of directors may designate and issue in the future without further shareholder approval.

Our outstanding shares of common stock are validly issued, fully-paid and nonassessable.

Preferred Stock

Our articles of incorporation authorize our board of directors to fix by resolution the voting rights, designations and preferences, priorities, qualifications, privileges, limitations, restrictions, options, conversion rights, dividend features, retirement features, liquidation features, redemption features and other special or relative rights of our preferred stock and any series thereof.  Our board of directors has full authority to issue authorized preferred stock from time to time in one or more series, without further shareholder approval.

Anti-Takeover Provisions

Certain provisions of our articles of incorporation, our bylaws and the PBCL could have an anti-takeover effect and could delay, defer or prevent a tender offer or takeover attempt that a shareholder might consider in its best interest, including those attempts that might result in a premium over the market price for the shares of our common stock held by shareholders.

Pennsylvania Anti-Takeover Provisions

Certain anti-takeover provisions of the PBCL apply to Pennsylvania registered corporations (e.g., publicly traded companies) including those relating to (1) control share acquisitions, (2) disgorgement of profits by certain controlling persons, (3) business combination transactions with interested shareholders, and (4) the rights of shareholders to demand fair value for their stock following a control transaction. Pennsylvania law allows corporations to opt-out of these anti-takeover sections.  We have opted out of the provision relating to the rights of shareholders to demand fair value for their stock following a control transaction, but have not opted out of any other of these anti-takeover provisions.  A general summary of these applicable anti-takeover provisions is set forth below.

Control Share Acquisitions. Pennsylvania law regarding control share acquisitions relates to the act of acquiring for the first time voting power over voting shares (other than (i) shares owned continuously by the same natural person since January 1, 1988, (ii) shares beneficially owned by any natural person or trust, estate, foundation or similar entity to the extent such shares were acquired solely by gift, inheritance, bequest, device or other testamentary distribution, directly or indirectly, from a natural person who beneficially owned the shares prior to January 1, 1988 or (iii) shares acquired pursuant to a stock split, stock dividend or similar distribution with respect to shares that have been beneficially owned continuously since their issuance by the Company by the shareholder that acquired them from the Company or that were acquired from such shareholder pursuant to (ii) above) equal to: (a) at least 20% but less than 33 1/3%; (b) at least 33 1/3% but less than 50%; or (c) 50% or more of the voting power of the corporation. Once a control share acquisition has occurred, then all shares in excess of the triggering threshold, plus shares purchased at any time with the intention of acquiring such voting power or shares purchased within 180 days of the date the triggering threshold was exceeded, are considered control shares. Control shares cannot vote either until their voting rights have been restored by two separate votes of the shareholders, described below, or until they have been transferred to a person who is not an affiliate of the transferor and does not thereby also become the holder of control shares.

The holder of control shares may wait until the next annual or special meeting after the acquisition took place to submit the question of the restoration of voting rights to the shareholders, or the acquiring person may accelerate the process by agreeing to underwrite the cost of a special meeting of shareholders for that purpose. In either case, the acquiring person is required to furnish for distribution to the shareholders an information statement containing a detailed disclosure concerning the acquiring person, its intentions with respect to ownership of securities of the corporation and other matters. As an alternative, a person submitting a bona fide written offer to make a control share acquisition may request prospective approval by the shareholders of the exercise of the voting rights of the shares proposed to be acquired, provided that the control share acquisition is consummated within 90 days after shareholder approval is obtained. Two shareholders’ votes are required to approve the restoration of voting rights. First, the approval of a majority of all voting power must be obtained.  Second, the approval of a majority of all disinterested shareholders must be obtained.

For a period of 24 months after the later of (a) a control share acquisition by an acquiring person who does not properly request consideration of voting rights, or (b) the denial of such a request or lapse of voting rights, the corporation may redeem all the control shares at the average of the high and low public market sales price of the shares on the date notice of the call for redemption is given by the corporation.

Disgorgement of Profits by Certain Controlling Persons. Pennsylvania law regarding disgorgement of profits by certain controlling persons applies in the event that (a) any person or group directly or indirectly publicly discloses or causes to be disclosed  that the person or group may seek to acquire control of the corporation, or (b) a person or group acquires, offers to acquire or directly or indirectly publicly discloses or causes to be disclosed an intent to acquire) 20% or more of the voting power of the corporation and, in either case, sells shares within 18 months thereafter. Any profits from sales of equity securities of the corporation received by the person or group during such 18-month period will belong to the corporation if the securities that were sold were acquired during the 18-month period after or within 24 months prior to becoming a controlling person.

Business Combination Transactions with Interested Shareholders. Pennsylvania law regarding business combination transactions with interested shareholders provides that a person who acquires the direct or indirect beneficial ownership of shares entitled to cast at least 20% of the votes entitled to be cast for the election of directors or an affiliate or associate of the Company who at any time within the prior five years was the beneficial owner, directly or indirectly, of 20% of the voting shares of the Company is an “interested shareholder.” A corporation subject to this provision may not effect mergers or certain other business combinations with the interested shareholder for a period of five years, unless:

•
the business combination or the acquisition of stock by means of which the interested shareholder became an interested shareholder is approved by the corporation’s board of directors prior to such stock acquisition;

•	the business combination is approved by the affirmative vote of the holders of all the outstanding common shares of the corporation; or

•
the business combination is approved by the affirmative vote of the holders of a majority of all shares entitled to vote, excluding votes of shares held by the interested shareholders or their affiliates, and at the time of such vote, the interested shareholder is the beneficial owner of at least 80% of the voting shares of the corporation. This exception applies only if the value of the consideration to be paid by the interested shareholder in connection with the business combination satisfies certain fair price requirements.

After the five-year restricted period, an interested shareholder of the corporation may engage in a business combination with the corporation if (a) the business combination is approved by the affirmative vote of a majority of the shares other than those beneficially owned by the interested shareholder and its affiliates, or (b) the merger is approved at a shareholders meeting and certain fair price requirements are met.

Blank Check Preferred Stock

Our articles of incorporation provide for the issuance of preferred stock having terms established by our board of directors without shareholder approval.

Staggered Board of Directors

Our articles of incorporation provide for the classification of the board of directors into three classes with each class serving a staggered three-year term. As a result of this classification, only one third of the entire board of directors stands for election in any one year and a minimum of two annual meetings would be required to elect a majority of the board of directors. This may have the effect of deterring or discouraging, among other things, a proxy contest for control of the Company, the assumption of control of the Company by a holder of a large block of our common stock, and the removal of incumbent management of the Company or Republic Bank.

Calling of Special Meetings of Shareholders

Pursuant to our bylaws, special meetings of shareholders may only be called by the chairman of the board, by the board of directors, or by shareholders entitled to cast at least 20% of the votes entitled to be cast at the meeting, upon payment of reasonably estimated costs of preparing and mailing notice of such meeting.  Special meetings that have as their purpose a change in control of the Company, or an amendment to our articles of incorporation or bylaws, may only be called by a majority of our board of directors.

Advance Notice Requirements for Shareholder Proposals and Director Nominations

Our bylaws provide that notice of any proposal by a shareholder which the shareholder desires to submit to a vote at our annual meeting, including any director nominations, must  be made in compliance with Rule 14a-8 under the Exchange Act which, among other things, provides that proposals must be submitted to our secretary at our registered address no later than 120 calendar days prior to the anniversary of the date our proxy materials were released to shareholders for the previous year’s annual meeting.  If notice is not provided in accordance with these provisions a shareholder’s proposal will not appear on the meeting agenda.

Our bylaws also specify requirements as to the contents of the shareholder’s notice or nomination.

Votes Required for Business Combination

Our articles of incorporation provide that certain “business combinations” with “related persons” (each as defined below) may only be authorized if at least 75% of the outstanding shares of “voting stock” (as defined below) held by shareholders other than the “related person” are voted in favor of any such “business combination.”  In addition, certain amendments to our articles of incorporation, including amendments relating to our authorized capital stock, “business combinations,” our board of directors, certain duties of our directors, and the indemnification of our directors and officers, may only be authorized if at least 60% of the votes entitled to be cast are voted in favor of such amendments.

The term “business combination” means any of the following:

•	any merger or consolidation of the Company or a subsidiary of the Company with or into a related person,

•
any sale, lease, exchange, transfer or other disposition, including without limitation a mortgage or any other security device, or all or any “substantial part” of the assets either of the Company (including without limitation any voting securities of a subsidiary) or of a subsidiary of the Company to a related person,

•	any merger or consolidation of a related person with or into the Company or a subsidiary of the Company,

•
any sale, lease, exchange, transfer or other disposition, including without limitation a mortgage or any other security device, of all or any substantial part of the assets of a related person to the Company or a subsidiary of the Company,

•
the issuance of any securities of the Company or a subsidiary of the Company to a related person other than the issuance on a pro rata basis to all holders of shares of the same class pursuant to a stock split or a stock dividend, or a distribution of warrants or rights,

•	any recapitalization that would have the effect of increasing the voting power of a related person, and

•	any agreement, contract or other arrangement providing for any of the transactions described above.

The term “related person” means any individual, corporation, partnership or other person or entity which, together with its “affiliates” and “associates,” becomes the “beneficial owner” of an aggregate of 10% or more of the outstanding voting stock of the Company, and any affiliates or associate of any such individual, corporation, partnership or other person or entity.  A person or entity whose acquisitions of voting stock was approved in advance by two-thirds of the continuing directors, or any trustee or fiduciary when acting in such capacity with respect to any employee benefit plan of the Company or a wholly owned subsidiary of the Company would not be considered a “related person.”

The term “voting stock” means all of the outstanding shares of common stock and the outstanding shares of preferred stock entitled to vote on each matter on which the holders of record of common stock shall be entitled to vote, and each reference to a proportion of shares of voting stock shall refer to such proportion of the votes entitled to be cast by such shares.

The term “continuing director” shall mean a director who was a member of our board of directors immediately prior to the time that the related person involved in a business combination became a related person.

The term “affiliate” means a person that directly, or indirectly through one or more intermediaries, controls, or is controlled by, or is under common control with, the person specified.

The term “associate” used to indicate a relationship with any person, means (i) any corporation or organization (other than the Company or a majority-owned subsidiary of the Company) of which such person is an officer or partner or is, directly or indirectly, the beneficial owner of 10% or more of any class of equity securities, (ii) any trust or other estate in which such person has a substantial beneficial interest or as to which such person serves as trustee or in a similar fiduciary capacity, and  (iii) any relative or spouse of such person, or any relative of such spouse, who has the same home as such person or who is a director or officer of the registrant or any of its parents or subsidiaries.

The term “beneficial owner” means any person (i) who beneficially owned shares of voting stock within the meaning ascribed in Rule 13d-3 under the Exchange Act, as in effect on the date of adoption of Article VIII of our articles of incorporation, or (ii) who has the right to acquire shares of voting stock (whether or not such right is exercisable immediately) pursuant to any agreement, contract, arrangement or understanding or upon the exercise of conversion rights, exchange rights, warrants or options, or otherwise.

Board of Directors May Oppose Any Take-Over Offer

Our articles of incorporation provide that the board of directors may, if it deems it advisable, oppose a tender, or other offer for the Company’s securities, whether the contemplated payments is in cash or in the securities of a corporation, or  some other form of consideration. When considering whether to oppose an offer, the board of directors may consider any pertinent issues, including any or all of the following:

•	whether the offer price is acceptable based on the historical and present operating results or financial condition of the Company,

•	whether a more favorable price could be obtained for the Company’s securities in the future;

•	the impact which an acquisition of the Company would have on the employees, depositors and customers of the Company and its subsidiaries and the community which they serve;

•
the reputation and business practices of the offeror and its management and affiliates as they would affect the employees, depositors and customers of the Company and its subsidiaries and the future value of the Company’s stock;

•
the value of the securities (if any) which the offeror is offering in exchange for the Company’s securities, based on an analysis of the worth of the Company as compared to the corporation or other entity whose securities are being offered; and

•	any antitrust or other legal and regulatory issues that are raised by the offer.

If the board of directors determines that an offer should be rejected, it may take any lawful action to accomplish its purpose including:

•	advising shareholders not to accept the offer,

•	litigation against the offeror,

•	filing complaints with governmental and regulatory authorities,

•	acquiring the Company’s securities,

•	selling or otherwise issuing authorized but unissued securities or treasury stock or granting options with respect thereto,

•	acquiring a company to create an antitrust or other regulatory problem for the offeror, and

•	obtaining a more favorable offer from another individual or entity.

Ownership Limitation

Our articles of incorporation provide that, except upon the resolution of at least two-thirds of our board of directors, no shareholder may have “holdings” (as defined below) that exceed 10% of the issued and outstanding shares of our common stock.  If any shareholder acquires holdings that results in a violation of this provision of our articles of incorporation, our board of directors may:

•	terminate all voting rights attributable to the holdings of such shareholder during the period of violation,

•	commence litigation to require divestiture of such shareholder’s holdings to the extent necessary so that the shareholder would no longer be in violation, or

•	take such other action as is appropriate under the circumstances.

With respect to any shareholder, “holdings” means:

•	the common stock of the Company held of record by the shareholder,

•	the common stock of the Company beneficially owned, directly or indirectly, by the shareholder, and

•
the common stock of the Company held of record or beneficially owned by other shareholders acting together with the shareholder as a group (as defined in Section 13(d) of the Exchange Act) for the purpose of acquiring, holding or disposing of common stock.

Amendments to Articles of Incorporation

Under the PBCL, an amendment to our articles of incorporation requires, except in limited cases where a greater vote may be required, the affirmative vote of a majority of the votes cast by all shareholders entitled to vote on the matter and the affirmative vote of a majority of the votes cast by all shareholders within each class or series of shares if such class or series is entitled to vote on the matter as a class.  The PBCL also provides that our shareholders are not entitled by statute to propose amendments to our articles of incorporation.

Our articles of incorporation provide that, in addition to any affirmative vote required by law, the approval of any amendment to Article V (capital stock), Article VI (no preemptive rights, no cumulative voting), Article VII (board of directors), Article IX (constituencies), Article X (indemnification and insurance), Article XI (amendments) and Article XII (ownership limitation) of our articles of incorporation requires the affirmative vote of holders of at least 60% of the votes that all shareholders are entitled to cast thereon.  In addition, any amendment to Article VIII (business combinations) of our articles of incorporation requires the affirmative vote of holders of at least 75% of the outstanding shares of voting stock and, if any shareholders are related persons, by the affirmative vote of the holders of not less than 75% of the outstanding shares of voting stock not held by any related persons.

Amendments to Bylaws

Our bylaws provide that our bylaws may be amended or repealed by the affirmative vote of a majority of the board of directors at any regular or special meeting of the board of directors, or by the vote of shareholders holding at least 75% of the total aggregate outstanding shares of the Company’s capital stock, at an annual or special meeting called for such purpose.  The PBCL provides that the ability of our board of directors to adopt, amend or repeal our bylaws is subject to the power of our shareholders to change such action.  The PBCL also provides that our board of directors does not have the authority to adopt or change a bylaw on specified subjects, including, but not limited to, our authorized capital, the personal liability of directors, various matters relating to our board of directors, and matters relating to the voting rights of shareholders.

Indemnification of Directors and Officers

The PBCL contains provisions for mandatory and discretionary indemnification of a corporation’s directors, officers and other personnel and related matters.

Section 1741 of the PBCL authorizes a Pennsylvania corporation to indemnify any person who was or is a party, or is threatened to be made a party, to any threatened, pending or completed action or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of the corporation), by reason of the fact that the person is or was a representative of the corporation, or is or was serving at the request of the corporation as a representative of another domestic or foreign corporation for profit or not-for-profit, partnership, joint venture, trust or other enterprise, against expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by the person in connection with the action or proceeding if the person acted in good faith and in a manner the person reasonably believed to be in, or not opposed to, the best interests of the corporation and, with respect to any criminal proceeding, had no reasonable cause to believe the person’s conduct was unlawful.  The termination of any action or proceeding by judgment, order, settlement or conviction or upon a plea of nolo contendere or its equivalent shall not of itself create a presumption that the person did not act in good faith and in a manner that he reasonably believed to be in, or not opposed to, the best interests of the corporation and, with respect to any criminal proceeding, had reasonable cause to believe that his conduct was unlawful.

Section 1742 of the PBCL further authorizes a Pennsylvania corporation to indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action by or in the right of the corporation to procure a judgment in its favor by reason of the fact that the person is or was a representative of the corporation or is or was serving at the request of the corporation as a representative of another domestic or foreign corporation for profit or not-for-profit, partnership, joint venture, trust or other enterprise, against expenses (including attorneys’ fees) actually and reasonably incurred in connection with the defense or settlement of the action if the person acted in good faith and in a manner the person reasonably believed to be in, or not opposed to, the best interests of the corporation, except that no indemnification shall be made in respect of any claim, issue or matter as to which the person has been adjudged to be liable to the corporation unless and only to the extent that the proper court determines upon application that, despite the adjudication of liability but in view of all the circumstances of the case, the person is fairly and reasonably entitled to indemnity for the expenses that the court deems proper.

Under Section 1743 of the PBCL, to the extent that a representative of a business corporation has been successful on the merits or otherwise in defense of any action or proceeding referred to in Section 1741 of the PBCL or Section 1742 of the PBCL, or in defense of any claim, issue or matter therein, a Pennsylvania corporation must indemnify such person against expenses (including attorneys’ fees) actually and reasonably incurred by such person in connection therewith.

Section 1744 of the PBCL provides that, unless ordered by a court, any indemnification under Section 1741 of the PBCL or 1742 of the PBCL shall be made by the corporation only as authorized in the specific case upon a determination that the representative met the applicable standard of conduct, and such determination will be made by the board of directors (i) by a majority vote of a quorum of directors not parties to the action or proceeding; (ii) if such a quorum is not obtainable, or if obtainable and a majority of a quorum of disinterested directors so directs, by independent legal counsel in a written opinion; or (iii) by the shareholders.

Section 1745 of the PBCL provides that expenses (including attorneys’ fees) incurred in defending any action or proceeding may be paid by the corporation in advance of the final disposition of such action or proceeding referred to in Subchapter E of the PBCL upon receipt of an undertaking by or on behalf of such person to repay such amount if it shall ultimately be determined that such person is not entitled to be indemnified by the corporation.

Section 1746 of the PBCL provides generally that, except in any case where the act or failure to act giving rise to the claim for indemnification is determined by a court to have constituted willful misconduct or recklessness, the indemnification and advancement of expenses provided by Subchapter E of the PBCL shall not be deemed exclusive of any other rights to which a person seeking indemnification or advancement action in such person’s official capacity and as to action in another capacity while holding that office.

Section 1747 of the PBCL grants to a corporation the power to purchase and maintain insurance on behalf of any person who is or was a representative of the corporation or is or was serving at the request of the corporation as a representative of another domestic or foreign corporation for profit or not-for-profit, partnership, joint venture, trust or other enterprise against any liability asserted against and incurred by such person in such capacity as a representative of the corporation or arising out of his or her status as such, whether or not the corporation would have the power to indemnify such person under Subchapter E of the PBCL. Sections 1748 and 1749 extend the indemnification and advancement of expenses provisions contained in Subchapter E of the PBCL to successor corporations in consolidations, mergers or divisions and to representatives serving as fiduciaries of employee benefit plans.

Section 1750 of the PBCL provides that the indemnification and advancement of expenses provided by, or granted pursuant to, Subchapter E of the PBCL, shall, unless otherwise provided when authorized or ratified, continue as to a person who has ceased to be a representative of the corporation and shall inure to the benefit of the heirs and personal representative of such person.

Our articles of incorporation provide that we will indemnify any and all directors and officers of the Company and other persons designated by the board of directors (which may include any person serving at the request of the Company as a director, officer, employee, agent, fiduciary or trustee of another corporation, partnership, joint venture, trust, employee benefit plan or other entity or enterprise) against liabilities incurred in connection with any proceed in which the indemnified pay may be involved as a party or otherwise by reason of the fact that such person is or was serving in such capacity.  We are not obligated to indemnify such persons under our articles of incorporation under certain specified circumstances, including when indemnification would be expressly prohibited by applicable law, when the conduct of the indemnified person has been determined to constitute willful misconduct or recklessness in accordance with the dispute resolution provision of our articles of incorporation, or in connection with the receipt by the indemnified person from the Company of a personal benefit to which the indemnified person is not legally entitled.  Our bylaws include similar indemnification provisions.

We maintain insurance to cover our directors and officers for liabilities which may be incurred by our directors and officers in the performance of their duties. We have also entered into an employment agreement with our chief executive officer which also provides for indemnification.

Transfer Agent and Registrar

Registrar and Transfer Company is the transfer agent and registrar for our common stock.

Restrictions on Ownership

The Bank Holding Company Act of 1956, or the BHC Act, generally prohibits any company that is not engaged in banking activities and activities that are permissible for a bank holding company or a financial holding company from acquiring control of the Company.  “Control” is generally defined as ownership of 25% or more of the voting stock or other exercise of a controlling influence.  In addition, any existing bank holding company would need the prior approval of the Federal Reserve Board before acquiring 5% or more of the voting stock of the Company.  In addition, the Change in Bank Control Act of 1978, as amended, or the CBC Act, prohibits a person or group of persons from acquiring control of a bank holding company unless the Federal Reserve Board has been notified and has not objected to the transaction.  Under a rebuttable presumption established by the Federal Reserve Board, the acquisition of 10% or more of a class of voting stock of a bank holding company with a class of securities registered under Section 12 of the Exchange Act, such as the Company, could constitute acquisition of control of the bank holding company.

SELLING SHAREHOLDERS

On April 22, 2014, we issued the shares covered by this prospectus to the selling shareholders in a transaction exempt from the registration requirements of the Securities Act pursuant to the terms of separate investment agreements, dated as of April 21, 2014, with each selling shareholder.  Under the investment agreements, we agreed to register the resale of the shares of our common stock that were issued to the investors.

Under this prospectus, the selling shareholders may offer and sell up to an aggregate of 11,842,106 shares of common stock.  The initial selling shareholders, or their successors, including any transferees, may from time to time offer and sell, pursuant to this prospectus or a supplement to this prospectus, any or all of the shares they own.

We have prepared the table below based upon the information furnished to us by the selling shareholders as of May 13, 2014.  The selling shareholders identified below may have sold, transferred or otherwise disposed of some or all of their shares since the date on which the information in the following table is presented, in transactions exempt from or not subject to the registration requirements of the Securities Act.  Information concerning the selling shareholders may change from time to time and, if necessary, we will amend or supplement this prospectus accordingly.

We do not know when or in what amounts the selling shareholders may offer shares for sale.  The selling shareholders may sell any, all or none of the shares offered by this prospectus.  Because the selling shareholders may offer any, all or none of the shares pursuant to this offering, and because there are currently no agreements, arrangements or understandings with respect to the sale of any of the shares, we cannot estimate the number of shares that will be held by the selling shareholders after completion of this offering.  For purposes of the below table, however, we have assumed that, after completion of this offering, none of the shares covered by this prospectus will be held by the selling shareholders.

The following table sets forth:

•	the name of each selling shareholder;

•	the number of shares of our common stock beneficially owned by each selling shareholder as of May 13, 2014;

•	the maximum number of shares of our common stock that may be offered for the account of each selling shareholder under this prospectus; and

•
the amount and percentage of our common stock that would be owned by each selling shareholder after completion of the offering, assuming a sale of all of the shares of common stock that may be offered by this prospectus.

Beneficial ownership is determined in accordance with the rules of the Commission and includes voting or investment power with respect to shares.  Unless otherwise indicated below, to our knowledge, all persons named in the table have sole voting and investment power with respect to the shares of common stock beneficially owned by them.  The inclusion of any shares in this table does not constitute an admission of beneficial ownership for the person named below.

	Shares of Common Stock Beneficially Owned Prior to the Offering		Number of Shares of Common Stock Being Offered	Shares of Common Stock to be Beneficially Owned After the Offering
Name of Selling Shareholder	Number	%		Number	%

Vernon W. Hill, II (1)	3,796,400	9.9%	732,785	3,452,077	8.9%
30 RBK Investment, LLC (2)	3,736,842	9.9%	3,736,842	-	-
Schaller Equity Partners (3)	3,253,368	8.6%	789,474	2,463,894	6.5%
Ithan Creek Investors USB, LLC (4)	1,970,000	5.2%	1,500,000	470,000	1.2%
Consector Partners Master Fund, LP (5)	1,842,105	4.9%	1,842,105	-	-
Ulysses Partners, L.P. (6)	1,591,000	4.2%	1,591,000	-	-
Basswood Opportunity Partners, LP (7)	530,435	1.4%	295,296	235,139	*
Basswood Financial Fund, Inc. (8)	454,151	1.2%	180,417	273,734	*
Basswood Financial Fund, LP (7)	402,096	1.1%	187,244	214,852	*
Thomas Tryforos	394,737	1.0%	394,737	-	-
Basswood Opportunity Fund, Inc. (8)	348,401	*	207,496	140,905	*
Basswood Financial Long Only Fund, LP (7)	315,876	*	99,394	216,482	*
Ulysses Offshore Fund, Ltd. (9)	259,000	*	259,000	-	-
Brian Tierney	52,913	*	26,316	26,597	*

*	Less than 1%.

(1)
Mr. Hill owns a total of 6,000 trust preferred securities of Republic First Bancorp Capital Trust IV which are currently convertible into 923,077 shares of our common stock. A restriction on conversion of these trust preferred securities prohibits conversion if the holder would beneficially own more than 9.9% of our common stock outstanding at the time of conversion.  Accordingly, the calculation of the number of shares beneficially owned in the table above prior to the offering only includes 3,475 trust preferred securities of Republic First Bancorp Capital Trust IV held by Mr. Hill, which are currently convertible into 534,615 shares of common stock.  After the offering, the calculation of the number of shares beneficially owned in the table above includes 6,000 trust preferred securities of Republic First Bancorp Capital Trust IV held by Mr. Hill, which are currently convertible into 923,077 shares of common stock.

(2)
Pursuant to the operating agreement of 30 RBK Investment, LLC (“30 RBK”), S.A.C. Venture Investments, LLC (“SAC Venture”) maintains investment and voting power with respect to the securities held by 30 RBK.  Steven A. Cohen (“Mr. Cohen”) controls SAC Venture.  By reason of the provisions of Rule 13d-3 of the Securities Exchange Act of 1934, as amended, each of SAC Venture, 30 RBK and Mr. Cohen may be deemed to beneficially own the shares held by 30 RBK.  Each of SAC Venture and Mr. Cohen disclaims beneficial ownership of any of the securities held by 30 RBK.

(3)	Includes Schaller Equity Management, Inc. and Douglas E. Schaller.
(4)	Includes Ithan Creek Master Investors (Cayman) L.P.
(5)	Includes Consector Capital, LP, Consector Capital GP, LLC and William J. Black, Jr.
(6)	Includes Ulysses Management LLC, Joshua Nash LLC and Joshua Nash.
(7)	Includes Basswood Partners, LLC, Basswood Capital Management, LLC, Matthew Lindenbaum and Bennett Lindenbaum.
(8)	Includes Basswood Capital Management, LLC, Matthew Lindenbaum and Bennett Lindenbaum.
(9)	Includes Ulysses Management Offshore LLC and Joshua Nash.

Based on information provided by the selling shareholders, except for Ithan Creek Investors USB, LLC, no selling shareholder is a broker-dealer or an affiliate of a broker-dealer.  We have been advised that Ithan Creek Investors USB, LLC, together with Ithan Creek Master Investors (Cayman) L.P., may be deemed to be an affiliate of Wellington Management Advisers, Inc. (“WMAI”), a broker-dealer.  WMAI’s business is limited to introducing U.S. prospects and clients to the investment management capabilities of the organization of Wellington Management Company, LLP, including to prospects who ultimately may purchase interests in private funds of Wellington Management Company LLP.  WMAI does not engage in retail brokerage, lending, securities, underwriting, or proprietary trading.  Ithan Creek Investors USB, LLC has advised us that it purchased the shares of our common stock registered under this registration statement for its own account, in the ordinary course of its business and not with a view to distribution and, at the time of the acquisition of the shares of our common stock to be resold, had no agreements or understandings, directly or indirectly, with any person to distribute or resell such shares.  Ithan Creek Investors USB, LLC has advised us that it will resell the shares of our common stock it acquired in the ordinary course of its business.

We will bear all other costs, fees and expenses incurred in effecting the registration of the shares covered by this prospectus; however, the selling shareholders will pay any underwriting discounts and commissions and expenses incurred by the selling shareholders for brokerage, accounting, tax or legal services or any other expenses incurred by the selling shareholders in disposing of such shares.

PLAN OF DISTRIBUTION

This prospectus relates to the offer and sale from time to time of shares of our common stock by the selling shareholders.  We have registered these shares for resale to provide the selling shareholders with freely tradable securities, but registration of the shares does not necessarily mean that all or any shares will be offered or sold by the selling shareholders.  We have not and will not receive any proceeds from the offering by the selling shareholders.  The selling shareholders will act independently of us in making decisions with respect to the timing, manner and size of each sale.

As used in this prospectus, “selling shareholders” include donees, pledgees, transferees or other successors-in-interest selling shares received after the date of this prospectus from a selling shareholder as a gift, pledge, partnership distribution or other non-sale related transfer.

We will bear all costs, fees and expenses incurred in effecting the registration of the shares covered by this prospectus.  These may include, without limitation, all registration and filing fees, listing fees, fees and expenses of our counsel and accountants, and blue sky fees and expenses.  The selling shareholders will pay any underwriting discounts and commissions incurred by the selling shareholders in disposing of the shares.

The selling shareholders may offer the shares of common stock offered by this prospectus from time to time directly or through underwriters, broker-dealers or agents and in one or more public or private transactions and at fixed prices, prevailing market prices, at prices related to prevailing market prices, at varying prices determined at the time of sale or at negotiated prices.  If these securities are sold through underwriters, broker-dealers or agents, the selling shareholders will be responsible for underwriting discounts or commissions or agents’ commissions.  The selling shareholders may use any one or more of the following methods when selling shares:

•	on the Nasdaq Global Market or any other national securities exchange or quotation service on which the securities may be listed or quoted at the time of sale;

•	in the over-the-counter market;

•	in transactions otherwise than on these exchanges or systems or in the over-the-counter market;

•	through the writing of options, whether such options are listed on an options exchange or otherwise; or

•	any other method permitted pursuant to applicable law.

The selling shareholders may also sell shares under Rule 144 under the Securities Act, to the extent available, rather than under this prospectus or any accompanying prospectus supplement.

In addition, the selling shareholders may enter into hedging transactions with broker-dealers who may engage in short sales of shares in the course of hedging the positions they assume with the selling shareholders.  The selling shareholders may also sell shares short and deliver the shares to close out such short position.  The selling shareholders may also enter into option or other transactions with broker-dealers that require the delivery by such broker-dealers of the shares, which shares may be resold thereafter pursuant to this prospectus or any accompanying prospectus supplement.  The selling shareholders may pledge or grant a security interest in some or all of the shares owned by them and, if they default in the performance of their secured obligations, the pledgees or secured parties may offer and sell the shares from time to time pursuant to this prospectus or any amendment to this prospectus under Rule 424(b)(3) or other applicable provision of the Securities Act, amending, if necessary, the list of selling shareholders to include the pledgee, transferee or other successors in interest as selling shareholders under this prospectus.  The selling shareholders also may transfer and donate the shares in other circumstances in which case the transferees, donees, pledgees or other successors in interest will be the selling beneficial owners for purposes of this prospectus.

Broker-dealers engaged by the selling shareholders may arrange for other broker-dealers to participate in sales of our common stock.  If the selling shareholders effect such transactions through underwriters, broker-dealers or agents, such underwriters, broker-dealers or agents may receive commissions in the form of discounts, concessions or commissions from the selling shareholders or commissions from purchasers of the shares of our common stock for whom they may act as agent or to whom they may sell as principal, or both (which discounts, concessions or commissions as to particular underwriters, broker-dealers or agents may be less than or in excess of those customary in the types of transactions involved).  The selling shareholders and any broker-dealers or agents that are involved in selling the shares may be deemed to be “underwriters” within the meaning of the Securities Act in connection with such sales.  In such event, any commissions received by such broker-dealers or agents and any profit on the resale of the shares purchased by them may be deemed to be underwriting commissions or discounts under the Securities Act.

We have advised the selling shareholders that anti-manipulation rules of Regulation M under the Exchange Act may apply to sales of shares in the market and to the activities of the selling shareholders and their affiliates.

There can be no assurance that the selling shareholders will sell any or all of the shares of common stock registered pursuant to the registration statement, of which this prospectus or any accompanying prospectus supplement forms a part.

Once sold under the registration statement of which this prospectus is a part, the shares of our common stock will be freely tradable in the hands of persons other than our affiliates.

LEGAL MATTERS

Stevens & Lee, P.C., Philadelphia, Pennsylvania, will pass upon certain legal matters with respect to the securities offered by us from time to time pursuant to this prospectus, unless we indicate otherwise in a prospectus supplement.  As of May 14, 2014, attorneys employed by that law firm did not beneficially own any shares of our common stock.

The name of the law firm advising any underwriters or agents with respect to certain issues relating to any offering will be set forth in the applicable prospectus supplement.

EXPERTS

The consolidated financial statements as of, and for the years ended, December 31, 2013 and 2012 incorporated in this prospectus by reference from our Annual Report on Form 10-K have been audited by BDO USA, LLP, an independent registered public accounting firm, and ParenteBeard LLC, an independent registered public accounting firm, respectively, as stated in their respective reports, which are incorporated herein by reference.  Such consolidated financial statements have been so incorporated in reliance upon the reports of such firms given upon their authority as experts in accounting and auditing.